As filed with the Securities and Exchange Commission on May 12, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARTHUR J. GALLAGHER & CO.

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-2151613
(State of Incorporation)	(I.R.S. Employer Identification No.)

The Gallagher Centre Two Pierce Place Itasca, Illinois	60143-3141
(Address of Principal Executive Offices)	(Zip Code)

Arthur J. Gallagher & Co. 2009 Long-Term Incentive Plan

(Full Title of the Plan)

Walter D. Bay, Esq.

Vice President, General Counsel and Secretary

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

(630) 773-3800

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Craig S. Wittlin, Esq.

Daniel R. Kinel, Esq.

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604-2711

(585) 232-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.00 par value per share	3,000,000 shares(1)	$21.58 (2)	$64,740,000 (2)	$3,612.49

(1)

If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered changes, the provisions of Rule 416(a) under the Securities Act of 1933, as amended, shall apply, and this registration statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this registration statement.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low per share prices of our common stock reported on the New York Stock Exchange on May 8, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Arthur J. Gallagher & Co. 2009 Long-Term Incentive Plan (the “Plan”) as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Arthur J. Gallagher & Co. (the “Company”) with the SEC pursuant to the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) are incorporated by reference herein:

•	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2008;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	The Company’s Current Reports on Form 8-K filed on January 23, 2009, February 3, 2009, February 24, 2009, and April 28, 2009; and

•	The description of the Company’s common stock, $1.00 per share, contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on October 22, 1987.

All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities that remain unsold, will be deemed to be incorporated by reference herein and to be part of this registration statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation incorporated in the State of Delaware to eliminate or limit, through provisions in its original or amended articles of incorporation, the personal liability of a director for violations of the director’s fiduciary duties, except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation incorporated in the State of Delaware may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.

Article Twelfth of the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) provides for indemnification of the Company’s directors to the fullest extent permitted by the DGCL. Article Seventh of the Company’s Amended and Restated By-laws (the “By-laws”) provides for indemnification of the Company’s directors or officers to the fullest extent permitted by law. Article Seventh of the Company’s Bylaws also provides that the Company’s indemnification obligations are contractual and shall continue to a person who ceases to be a director or officer of the Company and such indemnification will not be limited or eliminated by a later amendment to Article Seventh of the By-laws.

The Company has entered into indemnity agreements with each of the Company’s directors and officers. The provisions of the indemnity agreement alter or clarify the statutory indemnity in the following respects: (1) prompt payment of litigation expenses will be provided in advance of indemnification, except in certain specified situations; (2) indemnification is explicitly provided for settlements in derivative actions; (3) partial indemnification will be permitted in the event that the director or officer is not entitled to full indemnification; (4) indemnification is provided for all expenses actually and reasonably incurred by a director or officer required to appear as a witness in a matter such person is not a party to as a result of such person’s service to the Company; (5) a specific procedure a director or officer must follow to receive indemnification is established; (6) a presumption that a requesting director or officer is entitled to indemnification is created; and (7) the remedies available to a director or officer in the event the Company decides not indemnify or advance expenses to such person are outlined.

Section 145(g) of the DGCL authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation.

Article Seventh of the By-laws authorizes the Company, by a majority of the full board of directors, to purchase and maintain insurance on behalf of any director or officer of the Company against any liability incurred by such person arising out of such person’s status as an director or officer, whether or not the Company would have the power to indemnify such person against such liability. The Company maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act; and (ii) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index, which is incorporated herein by this reference.

Item 9.	Undertakings.

The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on May 12, 2009.

ARTHUR J. GALLAGHER & CO.

By:	/s/ J. Patrick Gallagher, Jr.
J. Patrick Gallagher, Jr.,
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Walter D. Bay and Douglas K. Howell, and each of them singly, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstition, for such person and such person’s name, place and stead, in any and all capacities (including such person’s capacity as a director and/or officer of the Company), to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ J. PATRICK GALLAGHER, JR.	Chairman, President and Director (Principal Executive Officer)	May 12, 2009
J. Patrick Gallagher, Jr.

/s/ DOUGLAS K. HOWELL	Vice President and Chief Financial Officer (Principal Financial Officer)	May 12, 2009
Douglas K. Howell

/s/ RICHARD C. CARY	Chief Accounting Officer (Principal Accounting Officer)	May 12, 2009
Richard C. Cary

/s/ WILLIAM L. BAX	Director	May 12, 2009
William L. Bax

/s/ T. KIMBALL BROOKER	Director	May 12, 2009
T. Kimball Brooker

/s/ FRANK E. ENGLISH, JR.	Director	May 12, 2009
Frank E. English, Jr.

/s/ ILENE S. GORDON	Director	May 12, 2009
Ilene S. Gordon

/s/ ELBERT O. HAND	Director	May 12, 2009
Elbert O. Hand

/s/ DAVID S. JOHNSON	Director	May 12, 2009
David S. Johnson

/s/ KAY W. MCCURDY	Director	May 12, 2009
Kay W. McCurdy

/s/ NORMAN L. ROSENTHAL	Director	May 12, 2009
Norman L. Rosenthal

/s/ JAMES R. WIMMER	Director	May 12, 2009
James R. Wimmer

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description	Location
4.1	Amended and Restated Articles of Incorporation of the Company.	Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, File No. 1-9761.

4.2	Amended and Restated By-Laws of the Company.	Incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, File No. 1-9761.

4.3	Amended and Restated Note Purchase Agreement, dated as of December 19, 2007, among the Company and the Purchasers.	Incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, File No. 1-9761.

4.4	The Company’s 2009 Long-Term Incentive Plan.	Filed herewith.

5	Opinion of Harter Secrest & Emery LLP	Filed herewith.

15	Letter Re: Unaudited Interim Financial Information of Ernst & Young LLP	Filed herewith.

23.1	Consent of Ernst & Young LLP	Filed herewith.

23.2	Consent of Harter Secrest & Emery LLP	(Included in Exhibit 5)

24	Power of Attorney	(Included on the signature page of this registration statement)